Exhibit 99.1
TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of October, by and between First Mercury Financial Corporation, a Delaware corporation (the “Company”), and Jerome M. Shaw (“Consultant”).
WHEREAS, the Company and Consultant are parties to that certain Consulting Agreement, dated as of October 17, 2006 (the “Consulting Agreement”), pursuant to which the Company engaged Consultant to provide certain consulting services to the Company and its subsidiaries as reasonably requested from time to time by the Company; and
WHEREAS, the Company and Consultant desire to terminate the Consulting Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises, agreements and promises herein contained, the parties agree as follows:
1. Obligations by the Company.
(a) Upon execution of this Agreement, the Company shall pay Consultant $1,053,763.44 in cash by wire transfer of immediately available funds to an account designated in writing by Consultant to the Company in full satisfaction of all amounts owed by the Company to Consultant under the Consulting Agreement.
(b) Until October 17, 2009, (i) the Company shall continue to make a Company automobile available to Consultant; and (ii) Company shall permit Consultant to continue to participate in the Company’s health plan, in both cases, on terms consistent with past practices.
2. Termination of Consulting Agreement. Effective as of the date hereof, the parties agree that the Consulting Agreement is hereby terminated and shall be of no further force or effect. Other than with respect to the obligations described in Section 1 of this Agreement, it is expressly agreed that, from and after the date hereof, the Company and its affiliates shall have no further obligation under, and Consultant shall have no further rights under, the Consulting Agreement including, without limitation, any rights to fees, benefits, severance, perquisites, reimbursements or other payments.
3. General Release and Waiver of Claims.
(a) In accordance with and pursuant to Section 6.3 of the Consulting Agreement, in consideration of the Company’s payment to Consultant of the amounts described in Section 1 of this Agreement and of the Company’s compliance with the Consulting Agreement, Consultant hereby releases and forever discharges and covenants not to sue, and by these presents does for his legal representatives, trustees, beneficiaries, heirs, legatees, executors and administrators (Consultant and such persons referred to herein, collectively, as the “Releasing Parties”), the Company and its subsidiaries, shareholders, affiliated entities, successors and assigns, and its and their respective officers, directors, employees, equity holders, agents and representatives and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”) of and from any and all manner of actions, proceedings, claims, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, contracts, leases, agreements, promises, variances, trespasses, damages, judgments, executions, and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof:
(i) arising from Consultant’s employment, engagement, compensation, commissions, deferred compensation plans, insurance, employee benefits, and other terms and conditions of employment or engagement or employment practices of the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974, as amended;
(ii) relating to the termination of Consultant’s employment or engagement or the surrounding circumstances thereof;
(iii) relating to payment of any attorneys’ fees incurred by Consultant in connection with his employment or engagement or the surrounding circumstances thereof;
(iv) based on any contract (relating to his employment or engagement), tort (based on his termination), whistleblower, personal injury (arising from his termination), retaliatory or wrongful discharge theory or any alleged discrimination; and
(v) based on any other federal, state or local constitution, regulation, law (whether statutory or common), or legal theory relating to his employment or engagement or the term thereof.
(b) Notwithstanding the foregoing, the Releasing Parties do not release (a) any vested rights under any retirement plan and (b) any rights arising solely in their capacities as stockholders of the Company.
(c) Consultant represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which he, she or it has or may have against the Released Parties, and Consultant hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.
(d) Consultant agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Consultant will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorneys’ fees incurred in defending or otherwise responding to such suit or Claims.

(e) Consultant acknowledges that (i) he has received the advice of legal counsel in connection with this general release and waiver of claims, (ii) he has read and understands that this is a general release and waiver of claims, and (iii) he intends to be legally bound by the same.
4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile or portable document format (.pdf), with the intention that they shall have the same effect as an original counterpart hereof.
5. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings between the parties on the subject matter hereof.
6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, representatives, successors and assigns.
7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Michigan.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

FIRST MERCURY FINANCIAL CORPORATION

By:	/s/ Richard H. Smith	/s/ Jerome M. Shaw

Name:	Richard H. Smith	Jerome M. Shaw
Title:	Chairman, President and CEO

[Signature Page to Termination Agreement]